Exhibit 4.34

BNDES

FINAME BNDESPAR

CREDIT FACILITY AGREEMENT BY MEANS OF CREDIT FACILITY #00.2.553.3.1, EXECUTED BETWEEN NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT – BNDES AND MAXITEL S/A AS FOLLOWS:

THE NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT– BNDES, hereby simply referred to as the BNDES, a company owned by the federal government, headquartered in Brasília, Federal District, and providing services in this city, at Avenida República do Chile no. 100, with corporate taxpayer’s ID (CNPJ) 33.657.248/0001-89, hereby represented by its undersigned representative(s);

and

MAXITEL S.A., hereinafter referred to as the BENEFICIARY, a joint-stock company, headquartered in the city of Belo Horizonte, in the state of Minas Gerais, at Avenida Raja Bagablia no. 1,781, Lojas 1 e 2, Pilotis, 1o. a 7o andares e 18o. andar, in the neighborhood of Luxemburgo, inscribed with Corporate Taxpayer’s ID (CNPJ) 01.009.686/0001-44, hereby represented by its undersigned representative(s);

NOW, THEREFORE, the parties hereto agree as follows:

CLAUSE ONE

NATURE, AMOUNT AND PURPOSE OF THE CONTRACT

The BNDES hereby grants to the BENEFICIARY a credit divided into three (3) sub-credits on the following amounts:

I – Sub-credit “A”: Sixty million, four hundred and eleven thousand reais (R$60,411,000.00), to be provided with common funding from the BNDES, which, among other sources, consists of funding from the Workers’ Assistance Fund (FAT), from the Special Deposits of the FAT and the PIS/PASEP Participation Fund, and provided that, as for its allocation, the legislation applicable to each of the mentioned sources, as well as the provisions of the Sole Paragraph of Section Three, are respected.

II – Sub-credit “B”: Twenty three million, three hundred and eighty six thousand reais (R$23,386,000.00), taking into account the reference date of September 15, 2000, to be provided with funding raised by the BNDES, in foreign currency, transferred pursuant to Resolution no. 635/87, of January 13, 1987, of the Executive Management of the BNDES, to the extent that Section Two, of adjustments to the amount of this sub-credit, is respected;

BNDES

FINAME BNDESPAR

III – Sub-credit “C”: Seventy four million, nine hundred and thirty four thousand reais (R$74,934,000.00), to be provided with common funding from the BNDES, which, among other sources, consists of funding from the Workers’ Assistance Fund (FAT), from the Special Deposits of the FAT and the PIS/PASEP Participation Fund, and provided that, as for its allocation, the legislation applicable to each of the mentioned sources, as well as the provisions of the Sole Paragraph of Section Three, are respected.

SOLE PARAGRAPH

The credit currently granted is aimed at introducing the mobile telecoms system (BAND B) in the states of Minas Gerais, Bahia and Sergipe.

CLAUSE TWO

ADJUSTMENTS TO THE AMOUNT OF SUB-CREDIT “B”

The unused portion of sub-credit “B” shall be adjusted, as from the reference date of September 15, 2000, mentioned in clause II of Section One, up to the date of its use, based on the weighted average of foreign currency restatements incurring on funds raised by the BNDES, in foreign currency, without being subject to onlending under specific conditions, to the extent that the terms provided for in Section Eight below are respected.

CLAUSE THREE

AVAILABILITY OF THE CREDIT

The credit shall be made available to the BENEFICIARY in installments, after the fulfillment of the suspensive conditions of use referred to in Section Thirteen, as a result of the requirements for the execution of the project, provided it respects the BNDES’ financial schedule, which is subject to the definition of funds, for its use, by Brazil’s National Monetary Council.

SOLE PARAGRAPH

The amount of each installment of Sub-Credits “A” and “C” to be made available to the BENEFICIARY shall be calculated according to the criterion established by the law that defined the Long-term Income Tax (TJLP) to calculate the outstanding balances and the financing agreements entered into through the BNDES System up to November 30, 1994.

BNDES

FINAME BNDESPAR

CLAUSE FOUR

INTEREST ACCRUED ON SUB-CREDITS “A” AND “C”:

Interest on the principal of the BENEFICIARY’s debt arising under sub-credits “A” and “C” shall accrue at three and a half per cent (3.5%) a year (by way of spread), above the Long-term Interest Rate (TJLP), published by the Brazilian Central Bank, provided that the following is respected:

I – When the TJLP is higher than six per cent (6%) a year:

a) The amount corresponding to the portion of the TJLP that is higher than six per cent (6%) a year shall be capitalized on the fifteenth (15th) of each month that this Contract is in force and on its maturity or settlement, to the extent that the provisions of Section Nineteen are respected. It will be accrued on the outstanding balance and calculated pursuant to the following compound term, including all financial events occurring in the period:

TC = [(1 + TJLP)/1.06] n/360 -1 (compound term is equal to, open square brackets, TJLP plus one divided by one point zero six, close square brackets, to the power equivalent to the division between “n” and three hundred and sixty. One is deducted from this result), where:

TC-	compound term;

TJLP	-Long-term Interest Rate, as published by the Brazilian Central Bank; and

n- the number of days between the date of the financial event and the date of capitalization, maturity or settlement of the obligation. A financial event is each and any event of financial nature, which results—or may result—in a change of the outstanding balance of this Contract.

b) The annual rate of three and a half per cent (3.5%) above the TJLP (spread) referred to in the caption of this Section, plus the non-capitalized portion of the TJLP of six per cent (6%) a year, shall accrue on the outstanding balance, on the dates the interest mentioned in Section Two is due or on the date of maturity or settlement of this Agreement, to the extent that the provisions set forth in item “a” are respected, and taking into account, for the purposes of the daily calculation of interest, the number of days between the date of each financial event and the due dates mentioned above.

II – When the TJLP is equal or lower than six per cent (6%) a year:

The annual rate of three and a half per cent (3.5%) above the TJLP (spread) referred to in the caption of this Section, plus the TJLP, shall accrue on the outstanding balance, on the dates the interest mentioned in Section Two is due or on the date of maturity or settlement of this Agreement, taking into account, for the purposes of the daily calculation of interest, the number of days between the date of each financial event and the due dates mentioned above.

BNDES

FINAME BNDESPAR

PARAGRAPH ONE

The amount referred to in clause I, item “a”, that shall be capitalized, being included in the principal of the debt, shall be due pursuant to the terms of Section Ten.

PARAGRAPH TWO

The amount accrued pursuant to clause I, item “b”, or to clause II shall be due on a quarterly basis, on the 15th (fifteenth) of March, June, September and December of each year, in the period between December 15, 2000 and December 15, 2002 for sub-credit “A” and in the period between December 15, 2000 and September 15, 2001 for sub-credit “C”, and on a monthly basis, as from January 15, 2003, inclusive, for sub-credit “A” and as from October 15, 2001, inclusive, for sub-credit “C”, together with the amortization installments of the principal, and on the maturity or settlement of this Agreement, to the extent that the provisions set forth in Section Nineteen are respected.

PARAGRAPH THREE

In the event of usage of the funding arising under the PIS/PASEP Participation Fund, which is regulated by Complementary Law no. 26, of September 11, 1975, the owed compensatory fees shall be considered, as from now, included in the interest established in this Section, pursuant to the legislation related to said Fund.

CLAUSE FIVE

INTEREST ACCRUED ON SUB-CREDIT “B”

Interest on the principal of the BENEFICIARY’s debt arising under sub-credit “B” shall accrue at three and a half per cent (3.5%) a year (by way of spread), above the variable rate, restated on a quarterly basis on the 16th (sixteenth) of January, April, July and October, based on the weighted average cost of all taxes and expenses incurred by the BNDES in raising funds in foreign currency without being subject to onlending under specific conditions, on the civil quarter immediately prior to the month of adjustment of the mentioned interest rate, calculated on the updated outstanding balance pursuant to the terms of Section Eight.

PARAGRAPH ONE

The interest shall be calculated daily, on a pro rata basis, and it shall be due on the 15th (fifteenth) of January, April, July and October of each year, during the period between December 15, 2000 and January 15, 2003, and, on a monthly basis, as from February 15, 2003, inclusive, together with the amortization installments of the principal, and on the maturity or settlement of this Agreement, to the extent that the provisions of Section Nineteen are respected.

BNDES

FINAME BNDESPAR

PARAGRAPH TWO

The interest rate referred to in the caption of this Section shall be published by the BNDES in the Official Federal Gazette (Section 3) on the twenty-fifth (25) of January, April, July and October of each year or on the first subsequent issue, should said official publication be not published on that date.

CLAUSE SIX

INCOME TAX ON THE REMITTANCE OF CHARGES AND FEES OWED TO

FOREIGN CREDITORS

As refers to sub-credit “B”, in addition to the principal, interest and other charges agreed to, the BENEFICIARY shall be obliged to pay to the BNDES, by way of reimbursement of expenses with the Income Tax related to sub-credit “B”, a percentage on the interest which is referred to in Section Five, corresponding to the weighted average rate of the Income Tax due over the charges remitted by the BNDES to the creditors of external funds without being subject to onlending under specific conditions, in the civil quarter prior to the month of adjustment of this percentage, to be accrued, published on the Official Federal Gazette, and whose reimbursement is required on the same periods of the interest referred to in Section Five.

SOLE PARAGRAPH

The weighted average Income Tax rate referred to in the caption of this Section shall be published by the BNDES in the Official Federal Gazette (Section 3) on the twenty-fifth (25) of January, April, July and October, or on the first subsequent issue, should said official publication be not published on that date.

CLAUSE SEVEN

CREDIT RESERVE FEE

The BENEFICIARY shall pay to the BNDES a credit reserve fee of one tenth per cent (0.1%), chargeable for a period of thirty (30) days, or a fraction of that, and incurring on:

I - the unused balance of each credit installment, as from the day immediately following its availability up to the date of its use, when its payment shall be due; and

II - the unused balance of the credit, as from the day immediately following its availability up to the date of cancellation, carried out at the request of the BENEFICIARY, or at the request of the BNDES, and whose payment shall be due on the date of the request, or of the decision of the BNDES, as the case may be;

BNDES

FINAME BNDESPAR

SOLE PARAGRAPH

The incurrence of the fee, which is, referred to by clauses I and II, mentioned above, shall occur in the event of the establishment of a framework of availability of funds.

EIGHT

ADJUSTMENTS TO THE AMOUNT OF THE DEBT OF SUB-CREDIT “B”

The outstanding balance of the BENEFICIARY arising from sub-credit “B”, which includes the principal, compensatory and default interest, reimbursement of expenses with the Income Tax, other expenses, fees and further charges agreed to, shall be adjusted on a daily basis by the weighted average of foreign currency restatements incurring on funds raised by the BNDES, in foreign currency, without being subject to onlending under specific conditions, and shall be assessed by the BNDES according to the following criteria:

I - daily assessment of its liabilities in foreign currency, without being subject to onlending under specific conditions, in order to determine the weights applicable to foreign currency restatements;

II - daily assessment of the weighted average of foreign currency restatements, based on the liabilities calculated pursuant to clause I, taking into account the closing selling price of foreign currency published by the Brazilian Central Bank on the previous day.

PARAGRAPH ONE

If no official price be available on a given day, the price from the day immediately prior to that shall be considered for the purposes of clause II.

PARAGRAPH TWO

The weighted average of the foreign currency restatements referred to in this Section shall be published by the BNDES in the Official Federal Gazette (Section 3) on the tenth (10) and the twenty-fifth (25) of each month or on the first issue subsequent to those days, should said official publication be not published on those dates.

CLAUSE NINE

DEBT PROCESSING AND COLLECTION

The charging of the principal and charges of Sub-credits “A”, “B” and “C” shall be carried out in advance, through a Collection Notice issued by the BNDES, in order for the BENEFICIARY to settle these obligations on the dates they are due.

BNDES

FINAME BNDESPAR

PARAGRAPH ONE

Taking into account that the debt arising from sub-credit “B” is subject to the daily adjustment pursuant to Section Eight, the Collection Notice referred to in that section shall be issued by the BNDES with the indication of a referential amount in the BNDES’ Monetary Unit (UMBND), the value of which shall be obtained with the Financial Management Department of the International and Financial Area (DEFIN/AF) of the BNDES, and the amount of payment, due in legal tender, shall be calculated based on the respective price on the day of the effective payment.

PARAGRAPH TWO

Failure to receive the Collection Notice shall not exempt the BENEFICIARY from the obligation of paying the installments of the principal and charges on the dates set forth in this Agreement.

PARAGRAPH THREE

The BNDES shall make available to the BENEFICIARY the information, data and calculations that may serve as a basis to assess the owed amounts.

CLAUSE TEN

AMORTIZATION

The principal of the debt arising from each sub-credit of this Agreement must be paid to the BNDES as follows:

I - SUB-CREDIT “A”:

in sixty (60) monthly and successive installments, each of them in the amount of the maturing principal of this sub-credit, divided by the number of amortization installments not yet due, with the first installment maturing on the fifteenth (15) of January 2003 and the last one on the fifteenth (15) of December 2007, to the extent that the provisions of Section Nineteen are respected.

II - SUB-CREDIT “B”:

in sixty (60) monthly and successive installments, each of them in the amount of the maturing principal of this sub-credit, updated pursuant to Section Eight, divided by the number of amortization installments not yet due, with the first installment maturing on the fifteenth (15) of February 2003 and the last one on the fifteenth (15) of January 2008, to the extent that the provisions of Section Nineteen are respected.

BNDES

FINAME BNDESPAR

III - SUB-CREDIT “C”:

in seventy five (75) monthly and successive installments, each of them in the amount of the maturing principal of this sub-credit, divided by the number of amortization installments not yet due, with the first installment maturing on the fifteenth (15) of October 2001 and the last one on the fifteenth (15) of December 2007, to the extent that the provisions of Section Nineteen are respected.

SOLE PARAGRAPH

The BENEFICIARY shall be committed to settle on the fifteenth (15) of January 2008, with the last amortization installment, all obligations of this Agreement.

CLAUSE ELEVEN

CHANGE OF THE LEGAL REMUNERATION CRITERION OF FUNDS FROM

THE PIS/PASEP FUND AND THE FAT

Should the legal remuneration criterion of the funds transferred to the BNDES, originated from the PIS/PASEP Participation Fund and the Workers’ Assistance Fund (FAT), be substituted, the remuneration of said funds, provided for in Section Four, may be carried out, at the discretion of the BNDES, based on the new—or another—remuneration criterion, that may be defined by the BNDES, which, in addition to preserve the actual value of the operation, will remunerate it at the same previous levels. In this case, the BNDES shall communicate in written said change to the BENEFICIARY.

CLAUSE TWELVE

SPECIAL OBLIGATIONS OF THE BENEFICIARY

The BENEFICIARY shall be obliged to:

I - fulfill, as the case may be, up to the final settlement of the debt arising from this Agreement, the “PROVISIONS APPLICABLE TO THE AGREEMENTS OF THE BNDES”, approved by Resolution no. 665, of December 10, 1987, partially changed by Resolution no. 775, of December 16, 1991, by Resolution no. 863, of March 11, 1996, by Resolution no. 878, of September 4, 1996, by Resolution no. 894, of March 6, 1997, and by Resolution no. 927, of April 1st, 1998, all authorized by the Executive Management of the BNDES, published on the Official Federal Gazette (Section I), of December 29, 1987, December 27, 1991, April 8, 1996, September 24, 1996, March 19, 1997 and April 15, 1998, respectively, a copy of which is hereby delivered to the BENEFICIARY, which, after becoming aware of the entire content of same, declares that it accepts same as an integral and inseparable part of this Agreement, for all legal ends and purposes;

II – use the full amount of sub-credit “A” and sub-credit “B” up to May 2002 and of sub-credit “C” up to February 2001, without prejudice for the BNDES, before or after the final term of this period, under the guarantees constituted in this

BNDES

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Agreement, be able to extend said period, pursuant to an express authorization, through a written request, regardless of any other formality or registration;

III - offer a training program aimed at providing job opportunities in the region and/or a job replacement program for its employees in other companies, after having submitted to the BNDES, for its evaluation, a document specifying and certifying the conclusion of the negotiations carried out with the competent representatives of the employees involved in the lay-off process, should, as a result of the project dealt by Section One, a reduction of the workforce of the BENEFICIARY occur during the period this Agreement is in force;

IV - adopt, while this Agreement is in force, measures and initiatives aimed at avoiding or addressing damages to the environment, and safety and occupational medicine issues, which may arise from the project which is dealt by Section One;

V - maintain in good standing its obligations with the environmental bodies for the duration of this Agreement;

VI - forward the correspondence to the Granting Power, with copies to the BNDES, attaching a copy of this Agreement, requesting the inclusion in the processes related to potential compensation calculations the amount of its debt with the BNDES, as well as to inform the BNDES of any event that may curb the purpose of the present operation;

VII - pay directly to the BNDES the financial obligations aimed at settling in full the debt arising from this operation should the compensation mentioned by Section Twenty be undue;

VIII - issue securities, at any time and at the discretion of the BNDES, during the period this Agreement is in force, to be fully subscribed by the BNDES, through the fully or partial usage of its outstanding balance, on the same date of this issuance, maintaining an average interest rate and a period equivalent to those of the operation initially contracted, as well as to agree with the subsequent placement in the market of the securities thus issued, in a public offering, being committed to carry out all acts required for such placement;

IX - maintain during the period this Agreement is in force and up to its final maturity, at least five (5) of the indices mentioned below, assessed in the balance sheet or in the trial balance sheet audited by external auditors registered in the Brazilian Securities and Exchange Commission (CVM):

a) capitalization ratio (SE/TA): shareholders’ equity divided by total assets, equal to or higher than three per cent (3%) in 2001, equal to or higher than five per cent (5%) in 2002, equal to or higher than ten per cent (10%) in 2003 and equal to or higher than twenty per cent (20%) as from 2004 and up to the final settlement of all obligations arising under the present operation;

BNDES

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b) current liquidity ratio (CA/CL): current assets divided by current liabilities, equal to or higher than 1 as from 2001 up to the final settlement of all obligations arising from the current operation;

c) EBITDA margin (EBITDA/NOR): earnings before profits, taxes, depreciation and amortization, divided by net operating revenues, equal to or higher than 0.20 in 2001, 0.30 in 2002 and 0.35 in 2003 up to the final settlement of all obligations arising from the present operation;

d) debt service coverage (EBITDA - IT)/(interest + amortization): earnings before profits, taxes, depreciation and amortization less the income tax for the year, divided by the interest plus amortizations payable in the respective years, equal to or higher than 0.30 in 2001, 0.80 in 2002 and 1 in 2003 up to the final settlement of all obligations arising from the present operation;

e) indebtedness limit: total onerous debt divided by the total onerous debt plus contributed capital equal to or lower than 0.60 as from 2001 up to the final settlement of all obligations arising from the present operation;

f) maximum term for paying the debt: total onerous debt divided by the EBITDA less the income tax, lower than fourteen (14) in 2001, lower than eight (8) in 2002, lower than six (6) in 2003, lower than four (4) in 2004 and lower than three (3) as from 2005 up to the final settlement of all obligations arising under the present operation.

Where:

SE = Shareholders’ Equity, CA = Current Assets, CL = Current Liabilities (including financings with terms equal to or lower than twelve (12) months);

EBITDA = Earnings before interest, taxes, depreciation and amortization, NOR = Net Operating Revenues, TA = Total Assets;

Maximum term for paying the debt = total onerous debt/EBITDA – IT

X - operate in compliance with the Brazilian law related to the hiring of foreign consulting firms and workforce;

XI - maintain, in the project, which is referred to in the Sole Paragraph of Section One, the minimum nationalization indices required by the Support Program for the Band B Mobile Telephony of the BNDES (Decision of the Executive Management of the BNDES Dir no. 655/98, of December 22, 1998) for the purchase of equipment, installation and assembly services, related to the project to introduce the Band B mobile telephony system in the authorization area of the BENEFICIARY, as described in the Sole Paragraph of Section One, to be periodically proven for the FINAME;

XII – not to constitute guarantees that favor other creditors without the consent of the BNDES;

BNDES

FINAME BNDESPAR

XIII – supply, through a capital increase in cash, the lack of funds required to meet and maintain the capitalization provided for in item “a” of clause IX;

XIV – constitute secured guarantees deemed to be sufficient by the BNDES, should the termination of the Concession Agreement mentioned in Section Twenty take place.

CLAUSE THIRTEEN

CONDITIONS FOR USING THE CREDIT

The use of the credit, in addition to the fulfillment, as the case may be, of the conditions provided for in Sections 5 and 6 of the “PROVISIONS APPLICABLE TO THE AGREEMENTS OF THE BNDES”, mentioned above, and those set forth in the “FOLLOW UP NORMS AND INSTRUCTIONS”, which are referred to in Section 2 of same “PROVISIONS”, is subject to the fulfillment of the following:

I - for using the first credit installment:

a) opening, by the BENEFICIARY, of a current account with the BNDES;

b) receipt of the correspondence, which is mentioned in clause VI of Section Ten;

c) proof that specialized audit/consulting firm was hired to certify the fulfillment of the financial indices referred to in clause IX of Section Twelve;

d) presentation to the BNDES of letters of guarantee issued by financial institutions, pursuant to Section Fourteen, through which the guarantors assume the responsibility for a portion of the debt, in an amount previously defined by the BNDES, in accordance with the amount of credit to be released;

II - for using each credit installment:

a) non-existence of an event of economic-financial nature which, at the discretion of the BNDES, may compromise the execution of the project currently financed, in order to change it or make its execution impossible, pursuant to the terms provided for in the project approved by the BNDES;

b) presentation, by the BENEFICIARY, of a Social Security Contributions Clearance Certificate (CND), issued by the National Social Security Institute (INSS), through the INTERNET, to be obtained by the BENEFICIARY and checked by the BNDES at the following address: www.mpas.gov.br;

c) issuance of a declaration stating that the BENEFICIARY complies with the Brazilian legislation related to the hiring of foreign workforce and consulting firms.

BNDES

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d) presentation to the BNDES of letters of guarantee issued by financial institutions, pursuant to Section Fourteen, through which the guarantors assume the responsibility for a portion of the debt, in an amount previously defined by the BNDES, in accordance with the amount of credit to be released;

e) proof that the funds were applied in the investments defined in the table of uses and sources of the project.

CLAUSE FOURTEEN

GUARANTEE TO BE PROVIDED

The secured guarantee of this Agreement shall be the guarantee, formalized through Letters of Guarantee, in accordance with the template provided by the BNDES, to be provided by financial institutions that, at the discretion of the BNDES, are in good standing in terms of their creditworthiness, and the guarantors shall be committed to pay the obligations arising under this Agreement, and such responsibility shall be limited to the debt installments, in the amounts to be defined pursuant to Section Thirteen, clause I, item “d” and clause II, item “d”, with the express waiver to the benefits of articles 1,491, 1,499 and 1,503 of the Civil Code and articles 261 and 262 of the Commercial Code.

SOLE PARAGRAPH

The legal guarantee mentioned in this Section may be replaced, at the sole discretion of the BNDES, by a guarantee to be provided by the controlling companies of the Beneficiary, provided the legal and regulatory requirements of the BNDES, which are usually applicable to its similar operations, are respected, including requirements related to the risk ratings assigned to the companies.

CLAUSE FIFTEEN

DEFAULT

In the event of a default of the obligations assumed by the BENEFICIARY and the Intervening Parties, the provisions of sections 40 and 47 of the “PROVISIONS APPLICABLE TO THE AGREEMENTS OF THE BNDES”, which is referred to by Section Twelve, clause I, shall be complied with.

CLAUSE SIXTEEN

FINE RELATED TO LEGAL COLLECTION

In the event of a legal collection of the debt arising from this Agreement, the BENEFICIARY shall pay a fine equivalent to tem per cent (10%) on the principal and charges of the debt, in addition to extrajudicial and judicial expenses and attorney’s fees, owed as from the first order by the competent authority in the in the collection motion.

BNDES

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CLAUSE SEVENTEEN

ACCELERATED PAYMENT OF THE DEBT

In the event of an accelerated payment of the debt, the guarantees shall be waived, and the provisions of section 18, paragraph two, of the “PROVISIONS APPLICABLE TO THE AGREEMENTS OF THE BNDES”, which are referred to by Section Twelve, clause I, above, shall apply to the remaining obligations.

CLAUSE EIGHTEEN

EARLY MATURITY

The BNDES shall declare the early maturity of this Agreement, the debt shall be due and any disbursement shall be immediately suspended if, in addition to the events provided for in sections 39 and 40 of the “PROVISIONS APPLICABLE TO THE AGREEMENTS OF THE BNDES”, to which refers Section Twelve, clause I, the following takes place:

a) the inclusion, in a shareholders’ agreement, the by-laws or articles of association of the BENEFICIARY, or of its controlling companies, of a provision that results in restrictions or the impairment of the capacity to pay the financial obligations arising out of this operation; or

b) the reduction of the workforce of the BENEFICIARY without fulfilling the provisions of clause III of Section Twelve above;

SOLE PARAGRAPH

Should the funds granted by this Agreement are allocated for a different purpose than the one provided for in Section 1, the BNDES, without prejudice of the provisions in the caption of this section, shall communicate the event to the Federal Department of Justice (Ministério Público Federal), for the ends and purposes of Law no. 7,492, of June 16, 1986;

CLAUSE NINETEEN

MATURITY ON HOLIDAYS

Any maturity of amortization installments of the principal and charges taking place on Saturdays, Sundays or national holidays, including bank holidays, shall be, for all ends and purposes of this Agreement, transferred to the first subsequent business day, and the charges shall be calculated up to that date, and the following regular period of accrual and calculation of charges of this Agreement shall also begin as from that date.

BNDES

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CLAUSE TWENTY

GRANTING OF POWERS TO THE BNDES

The BENEFICIARY hereby irrevocably and irreversibly authorizes the BNDES to receive, directly from the Granting Power, the compensation owed to the BENEFICIARY, as provided for in the Concession Agreement, in an amount sufficient for the settlement of the debt assumed in this Agreement.

The BENEFICIARY presented Social Security Contributions Clearance Certificate (CND) no. 223452000-11602009, issued on October 6, 2000, by the National Social Security Institute (INSS).

The pages of the present instrument are initialed by Álvaro Oliveira de Freitas, lawyer of the BNDES, who is duly authorized by the legal representatives that sign it.

In witness whereof, the parties have caused the present Agreement to be signed in four (4) copies of equal content and form, all of which original and valid, for a single purpose, in the presence the undersigned witnesses.

Rio de Janeiro, November 22, 2000.

BNDES

FINAME BNDESPAR

SIGNATURE PAGE OF THE CREDIT FACILITY AGREEMENT BY MEANS OF CREDIT FACILITY NO. 00.22.553.3.1

By BNDES:

(illegible names and signatures)

NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT- BNDES

By BENEFICIARY:

(illegible signatures)

MAXITEL S.A.

WITNESSES:

(illegible name)

Individual’s taxpayer ID (CPF) 483.223.267-34

Mônica Freitas Guimarães Simão (signed)

Financial Manager (FFIN)